Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

STATE/JURISDICTION OF
	INCORPORATION/	NAME UNDER WHICH
NAME OF SUBSIDIARY	ORGANIZATION	BUSINESS IS CONDUCTED
Quicksilver Resources Canada Inc.	Canada	Quicksilver Resources Canada Inc.
Mercury Michigan, Inc.	Michigan	Mercury Michigan, Inc.
Beaver Creek Pipeline, L.L.C.	Michigan	Beaver Creek Pipeline, L.L.C.
Terra Energy Ltd.	Michigan	Terra Energy Ltd.
GTG Pipeline Corporation	Virginia	GTG Pipeline Corporation
Cowtown Pipeline Funding, Inc.	Delaware	Cowtown Pipeline Funding, Inc.
Cowtown Pipeline Management, Inc.	Texas	Cowtown Pipeline Management, Inc.
Cowtown Pipeline LP	Texas	Cowtown Pipeline LP
Cowtown Gas Processing LP	Texas	Cowtown Gas Processing LP
Cowtown Pipeline Partners LP	Texas	Cowtown Pipeline Partners LP
Cowtown Gas Processing Partners LP	Texas	Cowtown Gas Processing Partners LP